Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Nature’s Sunshine Products, Inc.’s Registration Statement No. 033-59497 on Form S-8 of our report dated June 26, 2009, relating to the financial statements of the Nature’s Sunshine Products, Inc. Tax Deferred Retirement Plan as of and for the year ended December 31, 2008, which appears in this Form 11-K.

/s/ Tanner LC

Salt Lake City, Utah

June 26, 2009